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                                                                    EXHIBIT 99.1


                THOMAS H. LEE PARTNERS AND MANAGEMENT TO ACQUIRE
              SIMMONS COMPANY FOR $1.1 BILLION FROM FENWAY PARTNERS


ATLANTA, Nov. 17, 2003 - Thomas H. Lee Partners, a leading Boston-based private equity firm, together with Chairman and Chief Executive Officer Charlie Eitel and senior management, signed a definitive agreement to acquire Simmons Company from Fenway Partners, a New York-based private investment firm. The transaction, which is expected to close before the end of the year and is subject to usual conditions, values the company at $1.1 billion.

        Simmons Company is a leading manufacturer and distributor of premium branded bedding products in the United States, with brands that include Beautyrest(R), BackCare(R), BackCare Kids(TM), Olympic(R) Queen, Deep Sleep(R) and sang(TM). Fenway, which acquired Simmons in October 1998 from Investcorp for approximately $513 million, will retain a 10% stake in Simmons once the transaction closes.


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        Scott Schoen, Managing Director of Thomas H. Lee Partners ("THL"), said,
"We are very excited about this investment and the opportunity to partner with Charlie Eitel and his management team. They have successfully developed a brand-driven and customer-focused enterprise widely recognized for its product innovation and relentless pursuit of operational efficiency."

        Todd Abbrecht, Managing Director of THL, said, "Simmons is a great company in an industry that has grown at a 6% annual rate over the last 20 years. Simmons' leading market position and focus on the premium bedding segment will enable the company to continue its track record of successful growth."

        "Simmons has been an excellent investment for our firm," said Peter Lamm, Chairman and Chief Executive Officer of Fenway. "Charlie Eitel and his team have done a wonderful job in delivering outstanding results over the last four years and repositioning Simmons as a market leader in the bedding industry. We are very confident they will continue to deliver superior performance in the coming years and it is for this reason we will maintain an investment in the company."

        "We have valued our partnership with Fenway and their unwavering support in helping us execute our strategy, including our ongoing investment in our associates," said Mr. Eitel, who will remain Chairman and Chief Executive Officer of Simmons. "We are enthusiastic about our new partnership with Thomas
H. Lee Partners, a leading investment firm with nearly 30 years of experience in investing in growth companies."

        In addition to Mr. Eitel, Simmons' senior management team includes Bob Hellyer, President, Bill Creekmuir, Executive Vice President and Chief Financial Officer,


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and Rhonda Rousch, Executive Vice President of Human Resources, all of whom will remain with the Company.

        Goldman Sachs, UBS and Wachovia were the sell side M&A advisors to Simmons and Fenway. Ropes & Gray LLP advised Simmons and Fenway, and Weil, Gotshal & Manges LLP advised THL in the transaction.

ABOUT SIMMONS COMPANY

        Atlanta-based Simmons Company is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest(R), BackCare(R), BackCare Kids(TM), Olympic(R) Queen, Deep Sleep(R) and sang(TM). The Company operates 18 plants throughout the United States and Puerto Rico. Simmons is committed to helping consumers attain a higher quality of sleep and supports that mission through its Better Sleep Through Science(R) philosophy, which includes developing superior mattresses and promoting a sound and smart sleep routine. For more information, consumers and customers can visit the Company's Web site at www.simmons.com.

ABOUT FENWAY PARTNERS

        Fenway Partners, dedicated to building long-term value through direct investment in leading middle-market companies, is a private equity investment firm based in New York with funds under management of more than $1.4 billion. In partnership with management, Fenway invests in companies with strong market positions and significant opportunities for growth. The firm provides management and strategic guidance to improve the operating and financial performance of its portfolio companies, which include jeweler Harry Winston and football helmet maker Riddell Sports Group, among


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other leading enterprises. For further information about Fenway, visit the firm's Web site at www.fenwaypartners.com.

ABOUT THOMAS H. LEE PARTNERS

        Thomas H. Lee Partners, L.P. is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies. Founded in 1974, Thomas H. Lee Partners currently manages approximately $12 billion of committed capital, including its most recent fund, the $6.1 billion Thomas H. Lee Equity Fund V. Notable transactions sponsored by the firm include: Michael Foods, American Media, AXIS Capital Holdings Limited, Houghton Mifflin, TransWestern Publishing, National Waterworks, Endurance Specialty Insurance, Vertis, Eye Care Centers of America, Cott Corporation, United Industries, Rayovac, Fisher Scientific International, Experian, GNC and Snapple Beverage.